SECURITIES AND EXCHANGE COMMISSION


                              Washington D.C. 20549


                                   FORM N-8A/A


           AMENDMENT TO NOTIFICATION OF REGISTRATION FILED PURSUANT TO
                                  SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940



      The undersigned investment company hereby notifies the Securities and Exchange Commission that it amends its registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such amended notification of registration submits the following information:






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NAME:      Viking Mutual Funds

ADDRESS AND PRINCIPAL BUSINESS OFFICE:  1400 14th Avenue SW
                                        Minot, ND 58701

TELEPHONE NUMBER:    (701) 852-1264

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:   Shannon Radke
                                                    1400 14th Avenue SW
                                                    Minot, ND 58701




Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with filing of Form N-8A:
    Yes        X  No
---           ---

ITEM 1.   EXACT NAME OF REGISTRANT.

                               Viking Mutual Funds

ITEM 2. NAME OF STATE UNDER THE LAWS OF WHICH REGISTRANT WAS ORGANIZED OR CREATED AND THE DATE OF SUCH ORGANIZATION OR CREATION.

                            Delaware; March 30, 1999

ITEM 3. FORM OF ORGANIZATION OF REGISTRANT (FOR EXAMPLE, CORPORATION, PARTNERSHIP, TRUST, JOINT STOCK COMPANY, ASSOCIATION, FUND).

                                 Business trust

ITEM 4. CLASSIFICATION OF REGISTRANT (FACE AMOUNT CERTIFICATE COMPANY, UNIT INVESTMENT TRUST, OR MANAGEMENT COMPANY).

                       Registrant is a management company

ITEM 5.   IF REGISTRANT IS A MANAGEMENT COMPANY:

     (a) STATE WHETHER REGISTRANT IS REGISTERING AS A "CLOSED-END" COMPANY OR AN "OPEN-END" COMPANY;

                Registrant is registering as an open-end company.

     (b) STATE WHETHER REGISTRANT IS REGISTERING AS A "DIVERSIFIED" COMPANY OR A "NON-DIVERSIFIED" COMPANY (READ INSTRUCTION 4(I) CAREFULLY BEFORE REPLYING).

             Registrant is registering as a non-diversified company.

ITEM 6.   NAME AND ADDRESS OF EACH INVESTMENT ADVISER OF REGISTRANT.

                           Viking Fund Management, LLC
                               1400 14th Avenue SW
                                 Minot, ND 58701

                              Fox Asset Management
                                 44 Sycamore Ave
                             Little Silver, NJ 07739

ITEM 7. IF REGISTRANT IS AN INVESTMENT COMPANY HAVING A BOARD OF DIRECTORS, STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF THE REGISTRANT.

Trustees                 Address
--------                 -------
Bruce C. Adams           2510 Bel Air Court
                         Minot, ND  58703

Shirley R. Martz         1451 15th St. SW
                         Minot, ND  58701

Mike Timm                1800 2nd St. SE
                         Minot, ND  58701

Shannon D. Radke         1400 14th Avenue SW
                         Minot, ND  58701

Douglas P. Miller        902 2nd St. NE
                         Minot, ND  58703

Officers                 Title
--------                 -----
Shannon D. Radke         President, Treasurer

Douglas P. Miller        Vice President, Secretary

ITEM 8. IF REGISTRANT IS AN UNINCORPORATED INVESTMENT COMPANY NOT HAVING A BOARD OF DIRECTORS:

     (a) STATE THE NAME AND ADDRESS OF EACH SPONSOR OF REGISTRANT;

                                 NOT APPLICABLE

     (b) STATE THE NAME AND ADDRESS OF EACH OFFICER AND DIRECTOR OF EACH SPONSOR OF REGISTRANT;

                                 NOT APPLICABLE

     (c) STATE THE NAME AND ADDRESS OF EACH TRUSTEE AND EACH CUSTODIAN OF REGISTRANT.

                                 NOT APPLICABLE

ITEM 9. (a) STATE WHETHER REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES DIRECTLY TO THE PUBLIC (YES OR NO).

                                       No

          (b) IF REGISTRANT IS CURRENTLY ISSUING AND OFFERING ITS SECURITIES TO THE PUBLIC THROUGH AN UNDERWRITER, STATE THE NAME AND ADDRESS OF SUCH UNDERWRITER.

                                 NOT APPLICABLE

          (c) IF THE ANSWER TO ITEM 9(A) IS "NO" AND THE ANSWER TO ITEM 9(B) IS "NOT APPLICABLE," STATE WHETHER REGISTRANT PRESENTLY PROPOSES TO MAKE A PUBLIC OFFERING OF ITS SECURITIES (YES OR NO).

                                       Yes

          (d) STATE WHETHER REGISTRANT HAS ANY SECURITIES CURRENTLY ISSUED AND OUTSTANDING (YES OR NO).

                                       Yes

          (e) IF THE ANSWER TO ITEM 9(D) IS "YES," STATE AS OF A DATE NOT TO EXCEED TEN DAYS PRIOR TO THE FILING OF THIS NOTIFICATION OF REGISTRATION THE NUMBER OF BENEFICIAL OWNERS OF REGISTRANT'S OUTSTANDING SECURITIES (OTHER THAN SHORT-TERM PAPER) AND THE NAME OF ANY COMPANY OWNING 10 PERCENT OR MORE OF REGISTRANT'S OUTSTANDING VOTING SECURITIES.

The number of beneficial owners of the registrant's outstanding securities as of July 26, 1999 is one (1). The name of any company owning 10 percent (10%) or more of the registrant's outstanding voting securities is Viking Fund Management, LLC.

ITEM 10.  STATE THE CURRENT VALUE OF REGISTRANT'S TOTAL ASSETS.

                                     $ 30.00

ITEM 11. STATE WHETHER REGISTRANT HAS APPLIED OR INTENDS TO APPLY FOR A LICENSE TO OPERATE AS A SMALL BUSINESS INVESTMENT COMPANY UNDER THE SMALL BUSINESS INVESTMENT COMPANY ACT OF 1958 (YES OR NO).

                                       No

ITEM 12. ATTACH AS AN EXHIBIT A COPY OF REGISTRANT'S LAST REGULAR PERIODIC REPORT TO ITS SECURITYHOLDERS, IF ANY.

                                 NOT APPLICABLE

                                   SIGNATURES

      Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the City of Minot and the State of North Dakota on the 22nd day of July, 1999.


                               VIKING MUTUAL FUNDS



                               By:/s/ Shannon D. Radke
                                  ---------------------
                                  Shannon D. Radke


Attest: /s/ Douglas P. Miller
        ---------------------
        Douglas P. Miller


By: /s/ Douglas P. Miller
        ---------------------
        Douglas P. Miller


Title:  Vice President/Secretary